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                                                                                                 Exhibit 12.1
                                                        ILLINOVA CORPORATION
                                          STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
                                                            FIXED CHARGES

                                                                         Twelve                         Six
                                                                       Months Ended                 Months Ended
                                                                          June                          June
(Thousands of Dollars)                                                  As Restated
                                                                  1999           1999 **                1999
                                                              ---------------------------           ------------

Earnings Available for Fixed Charges:
Net Income (Loss)                                             ($1,509,967)    ($1,509,967)             $35,627
    Add:
      Income Taxes:
         Current                                                  (25,335)        (25,335)              (6,582)
         Deferred - Net                                            62,629          62,629               44,071
      Allocated income taxes                                      (18,754)        (18,754)             (14,798)
      Investment tax credit - deferred                             (5,539)         (5,539)                (729)
      Income tax effect of CPS impairment                      (1,143,252)     (1,143,252)                  -
      Equity (Earnings) Loss in Subs                              (17,473)        (17,473)              (3,413)
      Interest on long-term debt                                  123,030         123,030               63,375
      Amortization of debt expense and
         premium-net, and other interest charges                   40,348          40,348               26,512
      One-third of all rentals (Estimated to be
         representative of the interest component)                  3,790           3,790                1,749
      Interest on in-core fuel                                      5,223           5,223                3,274
      CPS Impairment                                                   -        2,666,909                   -
                                                              -----------      ----------             --------
Earnings (loss) available for fixed charges                   ($2,485,300)       $181,609             $149,086
                                                              ===========      ==========             ========

Fixed charges:
    Interest on long-term debt                                   $123,030        $123,030              $63,375
    Amortization of debt expense and
      premium-net, and other interest charges                      48,922          48,922               29,184
    One-third of all rentals (Estimated to be
      representative of the interest component)                     3,790           3,790                1,749
    Preferred stock dividend requirements                          32,455          32,455               16,066
                                                              -----------      ----------             --------

Total Fixed Charges                                              $208,197        $208,197             $110,374
                                                              ===========      ==========             ========

Ratio of earnings to fixed charges                                     - *             -                  1.35
                                                              ===========      ==========             ========



  *  Earnings are inadequate to cover fixed charges.  Additional earnings (thousands)  $2,693,497 are required to attain a one-to-one ratio of Earnings to Fixed Charges.

 **  Supplemental  ratio of  earnings  to fixed  charges  presented  to  exclude write-off related to Clinton Impairment.
     Additional earnings (thousands) of $26,858 are required to attain a one-to-one ratio of Earnings to Fixed Charges.

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